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EXHIBIT 5.1

        [Drinker Biddle & Reath LLP Letterhead]

September 16, 2002

WorldGate Communications, Inc.
3190 Tremont Avenue
Trevose, PA 19053

Ladies and Gentlemen:

        We have acted as counsel to WorldGate Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration of (i) subscription rights (the "Rights"); (ii) 300,000 warrants to purchase units comprised of one share of the Company's common stock, $0.01 par value ("Common Stock") and one warrant to purchase an additional share of Common Stock (the "Unit Warrants") issuable as compensation to the Company's dealer/manager; (iii) 6,300,000 warrants ("Warrants"), which are issuable upon exercise of the Rights and the Unit Warrants; and (iv) 12,600,000 shares (the "Shares") of Common Stock issuable upon exercise of the Rights, Warrants and the Unit Warrants.

        In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company as amended through the date hereof, resolutions of the Company's Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Rights, the Shares, Warrants and the Unit Warrants as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company.

        We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the General Corporation Law of the State of Delaware.

        On the basis of the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Rights, when issued and distributed as contemplated in the Registration Statement, will be legally issued and valid and binding obligations of the Company, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally, and having the rights summarized in the Registration Statement; (ii) the Shares will, upon issuance and when delivered and paid for in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable by the Company; and (iii) the Warrants and the Unit Warrants will, upon issuance and when delivered and paid for in the manner described in the Registration Statement, be legal, valid and binding obligations of the Company, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 because we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Drinker Biddle & Reath LLP DRINKER BIDDLE & REATH LLP

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  EXHIBIT 5.1